Exhibit 3.127

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•                  First:  The name of this Corporation is First Data Mobile Holdings, Inc.

•                  Second:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle  Zip Code 19808.  The registered agent in charge thereof is Corporation Service Company.

•                  Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth:  The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $.01 per share.

•                  Fifth:  The name and mailing address of the incorporator are as follows:

Name	Stanley J. Andersen
Mailing Address	10825 Farnam Drive, C-12
Omaha, NE Zip Code 68154

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of May, A.D. 2006.

BY:	/s/ Stanley J. Andersen
(Incorporator)

NAME:	Stanley J. Andersen
(type or print)